SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2010 (December 10, 2010)

CHINA FIRE & SECURITY GROUP, INC.
(Exact name of registrant as specified in Charter)

Florida	000-50491	65-1193022
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

B-2508 TYG Center, C2
Dongsanhuanbeilu,
Chaoyang District, Beijing 100027,
People’s Republic of China
(Address of Principal Executive Offices)

(86-10) 8441 7400
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07 Submission of Matters to a Vote of Security Holders.

On December 10, 2010, China Fire & Security Group, Inc.’s (the “Company”) 2010 Annual Meeting of Stockholders was held at B-2508 TYG Center, C2 Dongsanhuanbeilu, Chaoyang District, Beijing 100027,  People’s Republic of China (“China”) to consider and vote on the matters listed below.

Proposal 1 – Election of Directors

The following seven directors were elected to serve on the board of directors until the next annual meeting of stockholders of the Company or until such person shall resign, be removed or otherwise leave office, whose resumes are attached as follows:

 Mr. Weigang Li, Chairman of the Board, 42. Mr. Li has served as our VP of Sales since February 2009. Mr. Li co-founded Sureland Industrial in 1995 and held various positions, including deputy director, director and deputy General Manager of Sales. Mr. Li has been influential in winning a number of large, notable contracts since the Company’s inception. Mr. Li has over 15 years of hands on experience in project sales and sales force management in the China fire protection industry. He is currently completing a business diploma in an advanced program for young Chinese entrepreneurs at Tsinghua University.

Mr. Brian Lin, CEO, Director, 45. Mr. Lin has served as a director since October 2006. Mr. Lin has over 17 years management and technical experience both in the US and China. Mr. Lin is an early stage investor and co-founder of the Company and has been providing strategic guidance since its inception. Prior to joining the Company full time in January 2006, Mr. Lin held various management and technical positions with UTStarcom in China and Nortel Networks and Motorola in the US. Mr. Lin received his Master’s Degree in Electrical Engineering from University of Toronto, Canada in 1990.

Mr. Weishe Zhang, Chief Technology Officer, Director, 45. Mr. Zhang has served as a director and our Chief Technology Officer since February 2009. From 2002 to February 2009, Mr. Zhang held various positions in the field of product research and development, including Director of System Integration, Director of Product Research and Development Center and Chief Engineer in Sureland Industrial (a wholly owned subsidiary of China Fire). With over 15 years of experience in the China fire protection industry, Mr. Zhang is the inventor of dozens of international and domestic product and technology patents. Mr. Zhang received a Master’s Degree in Engineering from Beijing University of Aeronautics & Astronautics in 1989.

Mr. Guoyou Zhang, Director, 59, Mr. Zhang has served as an independent Director since April 2007. Mr. Zhang is currently the Vice President of Beijing University and the director of the Institute of International Business Management, Beijing University. Professor Zhang has extensive experience in teaching economics and business management and has written and/or edited many published articles and books over the past 20 years. Mr. Zhang has been teaching in Beijing University since 1976. He received his Ph.D. degree in Economics from Beijing University in 1991.

Mr. Xuewen Xiao, Director, 41, Mr. Xuewen Xiao has served as an independent Director since September 2008. Mr. Xiao has been the president of Chongqing Iron & Steel Design & Research Institute and the chairman of CISDI Engineering Co, Ltd, a state-owned company since March 2003. Mr. Xiao graduated from Tsinghua University with Master of Science degree in Mechanical Engineering in 1994.

Mr. Xianghua Li, Director, 65, Mr. Xianghua Li has served as an independent Director since September 2008. Mr. Li was the vice chairman of China Fire Protection Association since October 2003. Mr. Li had his diploma from Military School of Mechanical Technology.

Mr. Albert McLelland, Director, 51, Albert Mclelland has served as an independent Director since September 2008. Since 2003, Mr. McLelland has been the Senior Managing Director of AmPac Strategic Capital LLC (AmPac) Prior to founding AmPac, Mr. McLelland was responsible for the day-to-day operations of the cross-border transactions Initiative of PricewaterhouseCoopers’ (PwC) Financial Advisory Services. Albert possesses extensive investment and merchant banking experience. He has built two Asian based financial service firms and also ran corporate finance at CEF Taiwan Limited. Mr. McLelland began his investment banking career at Shearson Lehman. Mr. McLelland is also teaching “Venturing in China” at the Caruth Institute for Entrepreneurship at the Cox School of Business at Southern Methodist University. Mr. McLelland holds an MBA degree from the University of Chicago and a Master of International Affairs from Columbia. He did his undergraduate studies at the University of South Florida and also studied Mandarin at the National Normal University in Taiwan.

The votes regarding the election of the persons named above as directors were as follows:

	FOR	AGAINST	ABSTENTIONS

Weigang Li	17,467,754	0	102,727
Brian Lin	17,467,124	0	103,357
Weishe Zhang	17,466,284	0	104,197
Guoyou Zhang	17,352,043	0	218,438
Xuewen Xiao	17,352,143	0	218,338
Xianghua Li	17,352,143	0	218,338
Albert McLelland	17,469,224	0	101,257

Proposal 2 – Ratification of Selection of Independent Registered Public Accounting Firm

At the Annual Meeting, the proposal to ratify the appointment of Frazer Frost LLP as the Company’s independent registered public accounting accountants to serve for the fiscal year ending December 31, 2010 was duly approved and adopted. The votes regarding the proposal were as follows:

For	Against	Abstentions

22,076,142	431,967	52,726

SIGNATURES

 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA FIRE & SECURITY GROUP, INC.

Date: December 16, 2010	/s/ Brian Lin
Name: Brian Lin Title: Chief Executive Officer